July 7, 2024

Paul R. Edick

Re:    Transition Agreement

Dear Paul:

This letter confirms our agreement regarding your transition from the role of Chief Executive Officer of Xeris Biopharma Holdings Inc., a Delaware corporation (the “Parent”), and Xeris Pharmaceuticals, Inc., a Delaware corporation and wholly owned subsidiary of the Parent (the “Company”) and your future services as a Senior Advisor. The Board of Directors of the Parent (the “Board”) appreciates your substantial contributions to the Company, looks forward to your support as a Senior Advisor, and would like to make the transition to the Company’s new Chief Executive Officer (the “New CEO”) as seamless as possible.

If this Transition Agreement (this “Agreement”) becomes effective, it will fully supersede all other agreements or understandings between you and the Company relating to your employment, compensation, severance pay, benefits, and equity, including, without limitation, the Amended and Restated Employment Agreement between you and the Parent and the Company dated May 21, 2021 (the “Employment Agreement”) except for Sections 6– 20 of the Employment Agreement (the “Saved Provisions”). Notwithstanding the foregoing, (i) the Proprietary Information and Inventions Agreement dated January 9, 2017, which you reaffirmed when you entered into the Employment Agreement (the “Restrictive Covenants Agreement”); (ii) any stock option agreements, RSU grant agreements, or other equity award agreements entered into in connection with each of your outstanding equity awards as of the date hereof, except for the SAR Award as defined below (collectively, along with the Company’s equity incentive plan(s) as may be amended from time to time, the “Equity Documents”); and (iii) the Xeris Pharmaceuticals, Inc Form of Officer Indemnification Agreement dated October 5, 2021 (the “Indemnification Agreement”) all shall remain in full force and effect in accordance with their terms both during and after your employment with the Company, subject to this Agreement (collectively, along with the Saved Provisions, referred to as the “Preserved Agreements”). This Agreement and the Preserved Agreements set forth all of the contractual rights and obligations between you and the Company, and you shall not be entitled to any other payments, benefits or equity rights except as specifically set forth in said documents.

With those understandings, you and the Company agree as follows:

1.Resignation from the Board and Other Positions; Notice of Termination
(a)Resignations. Consistent with the terms of the Employment Agreement, you acknowledge and agree that you shall be deemed to have resigned from the Board and all officer and board positions that you hold with the Parent, the Company or any of their respective subsidiaries as of the Date of Termination. You agree to execute any documents that the Company or the Parent may reasonably request to effectuate such resignations.
(b)Notice of Termination. This document serves as the Notice of Termination pursuant Section 3(f) of the Employment Agreement and confirms that your employment is ending as a result of a termination by the Company without Cause as provided in Section 3(d) of the Employment Agreement.
(c) Date of Termination. If you enter into and comply with this Agreement, your employment with the Company will continue until August 1, 2024 (unless you sooner resign or are terminated by the Company for Cause, as defined in the Employment Agreement), at which time it will end and you will immediately become a Senior Advisor to the Company as described in Section 2 below. The actual last day of your employment is referred to herein as the “Date of Termination.”
(d)Transition Period. The period between July 7, 2024 and the Date of Termination is referred to herein as the “Transition Period.” During the Transition Period, you will continue to serve as the Company’s Chief Executive Officer, and you will work closely with the Board and the Company’s President and Chief Operating Officer and soon to be New CEO. During the Transition Period you will continue to receive your current base salary (the “Base Salary”), be eligible for employee benefits, subject to the terms and conditions of the applicable benefit plans, and vest in your outstanding RSUs subject to the terms of the Equity Documents.
(e)Accrued Benefit. In connection with the ending of your employment, the Company shall pay you the following “Accrued Benefit”: (i) any Base Salary earned through the Date of Termination, unpaid expense reimbursements (subject to, and in accordance with, Section 2(c) of the Employment Agreement) and 27 days of unused vacation that accrued through the Date of Termination; and (ii) any vested benefits that you may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans.
(f)Benefits. Your group health insurance will cease on the last day of the month in which the Date of Termination occurs, which is expected to be August 31, 2024. At that time, you will be eligible to participate in the Company’s group health insurance plan (the “Plan”) subject to the terms and conditions set forth herein, the Plan, federal COBRA law, and, as applicable, state insurance laws. You will receive additional information regarding your right to elect continued coverage under COBRA in a separate communication. Your eligibility to participate in the Company’s other employee benefit plans and programs will cease on the Date of Termination in accordance with the terms and conditions of each of those benefit plans and programs. Your rights to benefits, if any, are governed by the terms and conditions of those benefit plans and programs.
(g)Equity. Subject to specific terms set forth in this Agreement, any equity awards held by you (including your stock options and RSUs) shall be governed by the Equity Documents.

2.Compensation Upon Termination of Employment
If you (i) timely enter into and do not revoke this Agreement and the Release attached hereto as Exhibit A (which together are the “Separation Agreement and Release” referred to in the Employment Agreement); (ii) comply with the terms of this Agreement, including Exhibit A and the other provisions that are also incorporated by reference, and (iii) your employment with the Company continues until August 1, 2024 as set forth in Section 1(c) hereof (collectively the “Conditions”), then, in addition to the Accrued Benefit, consistent with Section 4(b) of the Employment Agreement:

(a)Monthly Payments. The Company will pay you an amount equal to 1.5 times the sum of (A) your annual Base Salary as of the Date of Termination, plus (B) the Target Annual Incentive Compensation (the “Severance Amount”). The Severance Amount shall be less applicable deductions and withholdings and shall be paid in substantially equal installments in accordance with the Company’s payroll practice over 18 months with the first such payment to be made on the Company’s first payroll date practicable following the Effective Date (as defined in the Release). The first such payment shall include all amounts that would otherwise have been paid to you during the period beginning on the Date of Termination and ending on such first payment date;
(b)Pro Rata Bonus. The Company will pay you prorated annual incentive compensation for 2024, based on actual bonuses awarded pursuant to the Company’s bonus plan for executives and prorated for the period between January 1, 2024 and the Date of Termination. The pro rata bonus will be less applicable deductions and withholdings and shall be payable to you on the earlier of: (i) the date the Company pays 2024 incentive compensation payments to its executives, and (ii) March 15, 2025.
(c)COBRA Subsidy. If you choose to participate in COBRA, the Company shall subsidize the amount of such monthly premium by the amount it would have subsidized your participation in the Company’s group health plan had you remained as an active employee until the earlier of: (i) the 18 month anniversary of the Date of Termination, and (ii) the date that you become eligible for health benefits through your spouse, another employer or elect Medicare or other government sponsored health plan(s).  If you elect COBRA health continuation, then the Company shall continue your group health plan benefits to the extent authorized by and consistent with the Company’s group health plan, with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and you as in effect on the Date of Termination until the earlier of: (i) the 18 month anniversary of the Date of Termination, and (ii) the date that you become eligible for health benefits through another employer or government sponsored health plan or become ineligible for COBRA.
For the avoidance of doubt, Section 12 of the Employment Agreement is a Saved Provision and applies in the event of your death prior to the completion by the Company of the payments due to you pursuant to this Section 2.

3.Post-Employment Consulting as a Senior Advisor
(a)Senior Advisor. If you satisfy the Conditions, then on August 2, 2024, you will become a Senior Advisor to the Company until February 1, 2026 unless the relationship ends on an earlier date due to your resignation, death, disability or because the Company ends the relationship for Cause (as that term is defined in the Employment Agreement) (the “Consulting Period”).
(b)Senior Advisor Duties. As a Senior Advisor, you will collaborate directly with the Company’s New CEO. You will provide strategic advice, work on special projects, and perform other services that are specifically requested by the New CEO or the Chairperson of the Board (“Consulting Services”). For clarity, as a Senior Advisor and consultant, you are not authorized to act or speak on behalf of the Company. You agree that during the Consulting Period, you will not state or imply, directly or indirectly, that you are empowered to bind the Company. You agree to respond to phone and email inquiries, to join meetings (Zoom or in person, as reasonably requested by the Company), to review documents and to engage in other transitional duties as reasonably requested by the New CEO, the Company’s Chief Legal Officer or the Chairperson of the Board. To avoid any confusion with respect to the transition, you shall not otherwise provide services to the Company, go to the Company’s offices, communicate with employees or others on Company-related topics, or access any of the Company’s data or information systems unless, in each case, you are specifically asked to do so by the New CEO or the Chairperson of the Board.
(c)Policies. During the Transition Period and the Consulting Period, you will continue to be subject to, and must strictly comply with, the Company’s policies with respect to employees and consultants, as applicable, including without limitation the Company’s Code of Business Conduct and Ethics (the “Code of Conduct”) and its Insider Trading Policy (the “ITP”), the terms of which are incorporated herein.
(d)Independent Contractor Status. During the Consulting Period, you will no longer be an employee of the Company, but instead will be retained as an independent contractor.
(e)Senior Advisor Compensation. As full and only compensation for the Consulting Services:
(i)Extended Exercise Period; Approval of Industry-Related Outside Activities. The Company shall extend the exercise period with respect to your vested stock options until the original 10-year expiration date for such vested stock options for each respective grant and as provided in the applicable Equity Documents (the “Extended Exercise Period”). During the Extended Exercise Period (and regardless of if and when you exercise your vested options) you may not accept any employment, consulting, board service or advisement work with any third party in the biopharmaceutical industry (“Industry-Related Outside Activities”), including with any private equity or venture capital firms that invest in the biopharmaceutical industry, without prior written approval of the New

CEO, provided the New CEO’s approval of your participation in Industry-Related Outside Activities during Extended Exercise Period will not be unreasonably denied or delayed. The Company advises you to consult with your own tax professional related to the effect of the Extended Exercise Period on any incentive stock option, which shall be converted to nonqualified stock options.
(ii)Expenses During Consulting Period. You will be reimbursed for reasonable expenses you incur to perform Consulting Services subject to you providing documentation of such expenses and consistent with Company policy. You agree not to incur any expenses exceeding $1000 without obtaining prior approval from the New CEO.
(iii)Continued Vesting of RSUs During Consulting Period; Forfeiture of SAR Award. As a material term of this Agreement and notwithstanding anything to the contrary in the Equity Documents, you and the Company agree that: (i) there will be no break in your service relationship with the Company between the Date of Termination and the commencement of the Consulting Period for purposes of continued vesting in your outstanding RSUs, which will continue to vest during the Consulting Period, subject to the terms of the Equity Documents; and (ii) your service relationship with the Company will end on the Date of Termination for purposes of the Stock Appreciation Right Award Agreement for Company Employees and Consultants Under the Xeris Pharmaceuticals, Inc. 2018 Stock Option and Incentive Plan dated February 11, 2024 (the “SAR Award”) which you agree shall become null and void on the Effective Date.
4.Continuing Obligations
You acknowledge and agree that your continuing obligations arising from the Restrictive Covenants Agreement and the other Preserved Agreements are incorporated by reference as material terms of this Agreement and shall continue in effect, including without limitation your obligations to maintain the confidentiality of Proprietary Information (as that term is defined in the Restrictive Covenants Agreement) and to refrain from certain solicitation and competitive activities (Section 5, Non-Competition; Non-Solicitation, of the Restrictive Covenants Agreement) all subject to Section 10(e) and Section 10(f) below regarding protected disclosures. You and the Company further agree that “Service” for purposes of the Restrictive Covenants Agreement shall mean the period during which you are employed and the Consulting Period. The Preserved Agreements and your obligations set forth in Sections 5-7 of this Agreement are referred to herein as the “Continuing Obligations.”
5.Return of Company Property
You acknowledge and agree that you are required to return all Company property and information to the Company pursuant to the Restrictive Covenant Agreement on or before the Date of Termination, or earlier upon request. After you return the Company laptop in your possession (the “Laptop”) without deletion or alteration, the Company will allow you use the Laptop to perform the Senior Advisor duties. You further acknowledge and agree that you will return to the Company any drawings, notes, records, data, reports, proposals, lists, correspondence, blueprints, sketches, materials, equipment (including any Company laptop or other computer equipment without deletions or alterations), memoranda, specifications, devices, formulas or other documents (whether written, printed or otherwise reproduced or recorded), or copies thereof, including copies stored in any electronic medium, belonging to the Company, the Parent or any of their subsidiaries or affiliates. You also commit to deleting and finally purging any duplicates of files or documents that may contain Company or Parent information from any computer or other device that remains your property after the Date of Termination. In the event that you discover that you continue to retain any such property, you shall return it to the Company’s New CEO immediately.

6.Non-disparagement
Subject to Section 10(e) of this Agreement, you agree that (a) you will not, directly or indirectly, disclose, communicate or publish any disparaging or critical information concerning the Company, the Parent or any subsidiary of the Company or the Parent, or any company controlled by the Company, or any other entity or organization wholly or partially, directly or indirectly, owned or controlled by the Company (each, an “Affiliate”), their business, financial condition, professional skills or expertise, suppliers, customers or clients, products or services, operations, market position, performance, technology, employees, officers, directors, consultants, representatives, agents or investors, or proprietary or technical information whatsoever, or directly or indirectly cause or encourage others to disclose, communicate, or publish any disparaging or critical information concerning the same, and (b) you will not discuss the Company in any context with any media outlet or media representative or in social media.

7.Cooperation
    During and after your employment, you agree to cooperate fully with the Company in (i) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company or its Affiliates which relate to events or occurrences that transpired while you were employed by the Company, and (ii) the investigation, whether internal or external, of any matters about which the Company believes you may have knowledge or information. Your full cooperation in connection with such claims, actions or investigations shall include, but not be limited to, being available to meet with counsel to answer questions or to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after your employment, you also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while you were employed by the Company.

8.Acknowledgement
You acknowledge and agree that, except as expressly provided in this Agreement, you have been paid all wages, bonuses, compensation, benefits and other amounts that the Company, the Parent or any of its subsidiaries or affiliates has ever owed to you, and you understand that you will not receive any additional compensation, severance or benefits after the Date of Termination, except as set forth in this Agreement.

9.Tax Treatment; Section 409A
(a)The Company shall make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement that it reasonably determines to be required. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.
(b)The parties intend that payments under this Agreement will be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). To the extent that any provision of this Agreement is ambiguous as to its exemption from or compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder are exempt from or comply with Section 409A of the Code. The Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A 2(b)(2).
10.Other Provisions
(a)Termination of Payments. If you breach any of your obligations under this Agreement (including, without limitation, the provisions that are incorporated by reference herein), in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to end the Consulting Period and the associated payments, benefits and rights arising under Section 2 of this Agreement. The termination of the Consulting Period and the payments, benefits and rights under Section 2 in the event of your breach will not affect the Release or your Continuing Obligations.
(b)Absence of Reliance; Legally Binding. In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company other than as set forth in this Agreement. This Agreement and the Release are legally binding, and the Company has advised you to consult with legal counsel prior to entering into this Agreement and the Release.
(c)Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of the Restrictive Covenants Agreement, any other Preserved Agreement or the Release) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
(d)Waiver; Amendment. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of a party to require the performance of any term or obligation of this Agreement (including any term or obligation of any Preserved Agreement), or the waiver by a party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized member of the Board.
(e)Reports to Government Entities and Other Protected Actions. Nothing contained in this Agreement, any other agreement with the Company, or any Company policy or code limits your ability, with or without notice to the Company, to: (i) file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”), including without limitation, the Department of Justice, the Equal Employment Opportunity Commission, the National Labor Relations Board or the Securities and Exchange Commission (the “SEC”); (ii) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including by providing non-privileged documents or information; (iii) discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful; or (iv) testify truthfully in a legal proceeding. Any such communications and disclosures must be consistent with applicable law and the information disclosed must not have been obtained through a communication that was subject to the attorney-client privilege (unless disclosure of that information would otherwise be permitted consistent with such privilege or applicable law). If a Government Agency or any other third party pursues any claim on your behalf, you waive any right to monetary or other individualized relief (either individually or as part of any collective or class action), but this does not apply to (and the Company shall not attempt in any way to limit) any right you may have to receive an award pursuant to the whistleblower provisions of any applicable law or regulation for providing information to the SEC or any other Government Agency.
(f)Defend Trade Secrets Act. For the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law or under this Agreement or the Employment Agreement for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
(g)Equitable Relief. You agree that it would be difficult to measure any harm caused to the Company that might result from any breach by you of any of the Continuing Obligations.

You further agree that money damages would be an inadequate remedy for any breach of any of the Continuing Obligations. Accordingly, you agree that if you breach, or propose to breach, any of the Continuing Obligations, the Company shall be entitled, in addition to all other remedies it may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company and without the necessity of posting a bond.
(h)Prevailing Party. If you or the Company initiates any action or proceeding (including any arbitration or other alternate dispute resolution action or proceeding) to enforce this Agreement or the Release or any provision hereof or thereof, or for damages by reason of any alleged breach of this Agreement or the Release or of any provision hereof or thereof, or for a declaration of rights hereunder or thereunder (a “Covered Dispute”), the prevailing Party in any such Covered Dispute shall be entitled to receive from the other Party all costs and expenses, including reasonable attorneys' fees, incurred by the prevailing Party in connection with such Covered Dispute.
(i)Governing Law; Interpretation; Jurisdiction. This Agreement shall be governed, construed, interpreted and enforced under the laws of the State of Illinois, without regard to conflict of law principles. In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this Agreement. Section 8 of the Employment Agreement (Arbitration of Disputes) is incorporated by reference herein. To the extent any court action is permitted consistent with or to enforce Section 8 of the Employment Agreement, you and the Company hereby consent to the jurisdiction of the Circuit Court of Cook County, Illinois, and the United States District Court for the Northern District of Illinois. With respect to any such court action, you and the Company each (a) submit to the personal jurisdiction of such courts; (b) consent to service of process; and (c) waive any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.
(j)Entire Agreement. This Agreement, including the Preserved Agreements, the Release, and the Equity Documents (as modified herein), constitutes the entire agreement between you and the Company regarding the subject matter hereof and thereof and supersedes any previous agreements or understandings between you and the Company, including, without limitation, the Employment Agreement (except for the Saved Provisions), provided the Code of Conduct and the ITP have been incorporated by reference herein. In the event of any conflict between this Agreement and any other agreement, document, or other instrument, the provisions of this Agreement shall control.
(k)Clawback. For the avoidance of doubt, you acknowledge and agree that payments you may have previously received from the Company and/or may be entitled to receive under this Agreement are or may be subject to clawback or forfeiture pursuant to (i) the Company’s Equity Documents; (ii) the Company’s Compensation Recovery Policy, dated November 8, 2023 as may be amended and/or restated from time to time to the extent required by applicable law (the “Clawback Policy”); and (iii) applicable law.

(l)Time for Consideration; Effective Date. You acknowledge that you have knowingly and voluntarily entered into this Agreement and that the Company advises you to consult with an attorney before signing this Agreement. To accept this Agreement, you must return a signed, unmodified Agreement and the Release via DocuSign within the period set forth in the Release. This Agreement shall become effective on the effective date of the Release (the “Effective Date”).
(m)No Admission of Liability. Nothing in this Agreement shall be construed as an admission by you or by the Company of any wrongdoing, liability, or noncompliance with any federal, state, city, or local rule, ordinance, statute, common law, or other legal obligation.
(n)Counterparts. This Agreement may be executed in separate counterparts. When both counterparts are signed, they shall be treated together as one and the same document.

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ACKNOWLEDGED AND AGREED:

XERIS PHARMACEUTICALS, INC.

By:      /s/ Beth Hecht
Name:         Beth Hecht                Date July 7, 2024
Title:        Chief Legal Officer

XERIS BIOPHARMA HOLDINGS, INC.

By:      /s/ John Schmid
Name:         John Schmid                Date July 7, 2024
Title:        Director

/s/ Paul R Edick
Paul R Edick                        Date July 7, 2024

Enclosures:     Exhibit A – Release
        Exhibit B – Restrictive Covenants Agreement
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